Exhibit 99.1

Oragenics Announces Issuing of Amended Warrants

Alachua, FL (January 29, 2008) – Oragenics, Inc. (AMEX:ONI), a biotechnology development company, announced today a financing opportunity for its existing August 2007 warrant holders.

The Board of Directors approved the reduction of the exercise price for the existing August 7, 2007 warrant holders. The exercise price was $0.58 and was amended to closing AMEX stock price of Oragenics on the date of the original issue, August 7, 2007. This special reduction is only available to the warrant holders from January 28, 2008 through February 29, 2008, 5:00 PM, EST. After this date, these warrants will only be able at their original issue price of $0.58.

These funds raised from this warrants will assist us in moving our technologies forward (Lantibiotics , MU1140TM , DPOLTTM, IVIATTM, and CMATTM) , and to allow us to move ahead with our license activities with Probiora3TM, LPT3-04TM, and SMaRT Replacement Therapy TM, as well as be used for general corporate purposes.

Ron Evens, our CEO reports, “We are aggressively working to raising the necessary capital to continuing our research and development of our technologies and to re-position the company so we can optimize our efforts and add value to our shareholders.” This action of the Board is intended to supplement needed working capital for the Company to ensure a successful and beneficial future of all of the Oragenics and their shareholders.

About Oragenics: Oragenics, Inc. is a biopharmaceutical company with a pipeline of proprietary technologies. The Company has a number of products in discovery, preclinical and clinical development, with a concentration in two main therapeutic areas, infectious disease and oncology. Our core pipeline includes products for use in the treatment of dental and periodontal infectious diseases, systemic bacterial infections, and weight loss. In the discovery stage are three platform technologies for identifying biomarkers of infection, cancer and autoimmune diseases and for the solid state synthesis of bioactive peptides including small molecule antibiotics.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect Oragenics’ current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to those set forth in our most recently filed annual report on Form 10-KSB and quarterly report on Form 10-QSB, and other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

Contact:

Oragenics, Inc.

Ronald P. Evens, 386-418-4018 X222

www.oragenics.com